Exhibit 4.34

English Translation

Transfer Agreement of Several Houses of No. 1 Garage and Non-flammable Goods

Storeroom of No. 8 Building of No. F Area of Jiaming Tongcheng

Party A: Beijing Jiaming Real Estate Development Co., Ltd.

Party B: Beijing Perfect World Software Co., Ltd.

WHEREAS, Party A and Party B entered into the Letter of Intent regarding the Transfer of No. 6-9 Buildings and No. 1 Garage of F Area of Jiaming Park as a Whole and its Supplementary Agreement on February 29, 2008, by which Party B accepts No. 6-9 Buildings and No. 1 Garage of Area F of Jiaming Park as well as the corresponding land use right, aboveground buildings and underground buildings.

In accordance with the provisions of the Contract Law of the People’s Republic of China and Property Law, both parties, through friendly consultation, hereby enter into and abide by this Agreement with respect to the transfer of several houses of No. 1 garage and non-flammable goods storeroom of No. 8 building from Party A to Party B.

I. Transferred property

1. Location: the property under this Transfer Agreement includes the underground restaurant and self-reserved house (storeroom) of No. 1 garage and the underground 1F non-flammable goods storeroom of No. 8 building in No. F area of Jiaming Tongcheng.

2. Area: 5,791.74m2 (construction area)

II. Prices and method of payment

1. Prices

Underground restaurant of No. 1 garage: construction area, 820.03m2, price, RMB6,000/m2 (construction area); total price, RMB4,920,180;

Self-reserved house of No. 1 garage: construction area, 3,106.5m2; price, RMB8,000/m2 (construction area); total price, RMB24,852,000;

Underground 1F non-flammable goods storeroom of No. 8 building: construction area, 1,865.21m2; price, RMB6,000/m2 (construction area); total price, RMB11,191,260.

2. Party A will provide above property to Party B for use on a compensated basis, with a use term of 40 years, i.e. from January 16, 2004 to January 15, 2044. Because Party B purchases the aboveground and underground buildings of No. 6-9 buildings and No. 1 garage, No. F area, Jiaming Tongcheng, the above price is included in the overall transfer price and no settlement will be made. In addition, no settlement will be made with respect to the difference from actually measured area.

3. Please refer to the stipulations of the Letter of Intent regarding the Transfer of No. F Area No. 6-9 Buildings and No. 1 Garage of Jiaming Park as a Whole and the Supplementary Agreement for the method of payment.

III. Special provisions about transfer contract

1. Party A undertakes that it will enter into the Contract for Completed Commercial Housing of Beijing with Party B with respect to the aforementioned transferred property before September 30, 2008, and complete the transfer procedures of the aforementioned property on December 31, 2009. This Transfer Agreement shall be terminated on the effectiveness date of the Contract for Completed Commercial Housing of Beijing.

In the event that due to Party A’s fault, Party A cannot enter into the Contract for Completed Commercial Housing of Beijing with Party B with respect to the aforementioned transferred property before September 30, 2008: if the delay is within 180 days, Party A shall pay to Party B a penalty at a daily rate of 0.02% of the amount already paid by Party B for the foregoing transferred property (paid amount = total price of foregoing transferred property X percentage of actual payment for current period in the “Letter of Intent”) from the next day following September 30, 2008 until both parties sign the Contract for Completed Commercial Housing of Beijing; if delay exceeds 180 days, Party A will guarantee Party B’s use right to the aforementioned property and Party A shall compensate Party B’s interest losses at 10% of the amount already paid by Party B for the foregoing transferred property (paid amount = total price of foregoing transferred property X percentage of actual payment for current period in the Letter of Intent).

2. Party A shall hand over the aforementioned property to Party B after the effectiveness date of this Agreement and before April 30, 2008.

3. The date of completion of handover is deemed as the date of transfer of the rights and obligations of both parties. If the transferred property hereof is damaged or lost due to Party B’s use, Party B shall be liable for compensation.

IV. Party A’s rights and obligations

1. Party A has legitimately built such transferred property, without any right defect.

2. Such transferred property complies with the engineering quality specifications, standards and construction drawing design documents promulgated by the state and Beijing Municipality.

3. Party A shall hand over such transferred property to Party B together with the houses purchased by Party B. Both parties shall conduct handover procedures and sign handover documents.

4. If the Letter of Intent regarding the Transfer of No. F Area No. 6-9 Buildings and No. 1 Garage of Jiaming Park as a Whole and the Supplementary Agreement are terminated due to Party A’s fault, Party A shall be liable for the reasonable expenses arising from the design, renovation and construction regarding decoration, air conditioning and fire prevention carried out by Party B for the purpose of occupying and using the property hereof as well as the losses resulting from the early termination by Party B of the contract with a third-party supplier (including the defaulting liability arising from such early termination), but excluding the further losses incurred due to failure of Party B to perform the obligation of notifying such third party in connection therewith.

V. Party B’s responsibilities

1. Party B shall make payment on time in accordance with the provisions of the Letter of Intent regarding the Transfer of No. F Area No. 6-9 Buildings and No. 1 Garage of Jiaming Park as a Whole and the Supplementary Agreement.

2. Within the use term, Party B shall not change the purpose of use without permission.

3. If both parties terminate the Letter of Intent regarding the Transfer of No. F Area No. 6-9 Buildings and No. 1 Garage of Jiaming Park as a Whole and the Supplementary Agreement and the foregoing transferred property has been handed over for use, Party B shall return such property to Party A together on the date when the surrendering procedures (including refund) are completed.

4. If the Letter of Intent regarding the Transfer of No. F Area No. 6-9 Buildings and No. 1 Garage of Jiaming Park as a Whole and the Supplementary Agreement are terminated due to Party B’s reason, Party B shall pay the actual occupation fee to Party A in reference to the average rent standard of the property of the same type.

VI. Force majeure

Should either party be prevented from performing this Agreement due to force majeure, such party shall be exempted from the responsibilities, in whole or in part, in accordance with the effect of the force majeure event, but the prevented party shall promptly notify the other party and, within 15 days of the occurrence of the force majeure event, provide to the other party a valid proof issued by the state.

According to existing policy, Party A shall enter into the Contract for Completed Commercial Housing of Beijing with Party B at the agreed time and conduct property right transfer procedures. But before December 31, 2009, if the term for obtaining the ownership of the aforementioned property (including the term for entering into the Contract for Completed Commercial Housing of Beijing) needs to be extended due to the adjustment of related government policy, Party A shall not undertake any defaulting liability, but Party A shall still exercise due diligence; if the ownership of the aforementioned property cannot be obtained due to the adjustment of related government policy, Party A shall not undertake any defaulting liability.

Force majeure as referenced in this article shall have the same meaning as in the Contract Law of the People’s Republic of China.

VII. Disputes and disputes settlement

Any dispute arising out of the performance of this Agreement shall be settled by both parties through negotiations. In the event that no settlement can be reached, either party or both parties may institute a lawsuit with the people’s court with competent jurisdiction in the place where such transferred property is located in accordance with law.

VIII. Effectiveness

This Agreement shall come into effect after it is signed (sealed) by both parties. Anything not covered herein shall be resolved and determined by both parties through negotiations in accordance with relevant laws and regulations. Any amendment or supplement to this Agreement shall be effectively made through a written agreement signed by Party A and Party B.

IX. Counterparts

This Agreement is executed in four counterparts with same legal effect, with each of Party A and Party B holding two counterparts, respectively.

Party A : Beijing Jiaming Real Estate Development Co., Ltd.	Party B: Beijing Perfect World Software Co., Ltd.
[Seal: Beijing Jiaming Real Estate Development Co., Ltd.]	[Seal: Beijing Perfect World Software Co., Ltd.]
Legal representative:	Legal representative:
Entrust Agent:	Entrust Agent:
Execution date: March 25, 2008	Execution date: March 25, 2008